Exhibit 10.5

Paragraph 4 of Article VI of the Non-Employee Director Stock Plan is deleted in its entirety and replaced with the following:

“4. If a Participant ceases to be a Director while holding unexercised Stock Options, such Director shall have up to one (1) year from the date of his or her termination of service in which to exercise any unexercised Stock Option(s), to the extent that the Director was entitled to exercise such Stock Option(s) at the date of his or her termination of service.”